EXHIBIT 99.1

News Release

Apollo Gold Reports 4th Qtr Gold Production of 17,850 ounces;
 Black Fox Mine Achieves 2,000 tpd Production Rate

Denver, Colorado – January 28, 2009 – Apollo Gold Corporation (“Apollo” or “the Company”) (TSX: APG; NYSE Amex: AGT) reports that its wholly owned and operated Black Fox Mine and mill (“Black Fox”) achieved the previously stated production goal of processing 2,000 tonnes per day (“tpd”), ahead of the original year-end schedule, for a mill throughput average of 2,040 tpd of ore during the fourth quarter ended December 31, 2009 (“4Q 2009”), for production of 15,820 ounces (“oz”) of gold in 4Q 2009.

The Company’s total gold production for the fourth quarter totaled 17,850 oz of gold, including 2,031 oz produced from lower grade Black Fox ore toll milled at a nearby processing facility. For 2009, from commencement of production at Black Fox in late May until the end of 2009, the Company’s total production was 52,961 oz of gold, with 47,430 oz from the Black Fox Mill, which is located approximately 30 km (19 miles) west of the Black Fox Mine and the remaining 5,531 oz from toll milling. The Company sold 21,124 oz of gold in 4Q 2009; all of which was sold against the forward sales contracts at a realized price of $875 per oz.

Production from Black Fox in the third quarter of 2009 (“3Q 2009”) was 23,250 oz with 19,750 ounces produced at the Black Fox Mill and the remaining from the toll milling arrangement. Gold production was lower in the fourth quarter largely due to a 30% decrease in the average gold head grade to 2.85 grams per tonne (“gpt”) at the mill compared to the third quarter, partially offset by a 17% quarter-over-quarter increase in tonnes milled to 187,600 tonnes in 4Q 2009. The recovery rate decreased slightly to 92% due to the lower grade processed.

Table One: Black Fox Gold Production & Sales Highlights
			May-Dec
	4Q 2009	3Q 2009	2009
Ore tonnes mined	210,000	217,000	632,000
Total tonnes mined	2,007,000	1,644,000	4,815,000
Black Fox Mill
Tonnes milled	188,000	161,000	425,000
Tonnes per day milled	2,040	1,750	1,734
Head grade of ore (gpt)	2.85	4.10	3.73
Recovery(%)	94	92	93
Black Fox gold production	15,820	19,750	47,430
Toll Gold Production	2,031	3,500	5,531
Apollo total gold produced	17,851	23,250	52,961
Apollo total gold sold	21,124	19,848	46,015

Footnotes:	1. Tonnes above are rounded to the thousand.
2. Recovery is rounded to the whole number.
3. Production commenced in late May 2009.

R. David Russell, President and Chief Executive Officer of Apollo, said, “Black Fox reached its steady state of production of 2,000 tpd during 4Q 2009 and the mill ramp up has proceeded very well.  We are also continuing to improve upon the ore grade control programs first implemented in August 2009.  2010 marks the first full year of production, and we are hopeful that some of the start-up operational issues in 2009 should improve as we progress towards our goal of producing 100,000 oz of gold from Black Fox in 2010.”

In addition to the gold production from the Black Fox Mill, as shown in Table One above, Apollo also transported low grade ore from Black Fox for toll milling at St Andrew Goldfields’ (“SAS”) Holt mill, located approximately 50 km (31 miles) east of the Black Fox Mine.  As was previously announced on September 9, 2009, Apollo entered into an agreement with SAS to toll mill approximately 100,000 tonnes of Apollo’s Black Fox ore at SAS’s Holt mill.  Under the toll agreement, 2,031 oz of gold were produced for Apollo in 4Q 2009.

The Company will report its 4Q 2009 and full year 2009 financial results, including total cash costs, by March 16, 2010.

Capital Program Update

The new conveyor associated with the new crusher scalping circuit, including the high pressure screening, was substantially complete by the end of 2009 and was commissioned in January 2010. The system will improve crusher capacity by removing approximately 30% of crusher feed as fines, ahead of the crushing circuit and thereby, reduce operating costs.  Further, completion of the water management holding facility is also expected in this first quarter of 2010. The water management system increases efficiency by separating water from tailings, which provides greater capacity in the tailings impoundment sufficient for the current life of mine.

Apollo Gold Corporation

Apollo is a growing gold producer that operates the wholly owned Black Fox Mine and mill. Both the mine and mill are located in the Township of Black River-Matheson, near Timmins in Ontario. Apollo also is exploring the adjoining Grey Fox and Pike River properties, all in the greater Timmins gold district in Ontario, Canada, as well as the Huizopa Joint Venture (80 percent Apollo and 20 percent Minas de Coronado, S. de R.L. de C.V.), an early stage, gold-silver exploration project, approximately 16 km (10 miles) southwest of Minefinders’ Dolores gold-silver mine, in the Sierra Madres in Chihuahua, Mexico.  Apollo announced it has a letter agreement to sell its 50 percent interest in the currently closed Montana Tunnels Mine, near Helena, Montana, to its joint venture partner Elkhorn Tunnels, LLC.

Contact Information:

 Wendy Yang
Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: ir@apollogold.com	Website: www.apollogold.com

 FORWARD-LOOKING STATEMENTS

This news release includes “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “schedules,” “targets,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology.  All statements regarding estimated gold production, improvements to operational efficiency, cost reduction plans, the timing of the completion of the water management holding facility and the timing of the future reporting of financial results are estimates that involve various risks and uncertainties.  There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.  Important factors that could cause actual results to differ materially from these forward-looking statements include: unexpected lower ore grades, additional operational, geotechnical and processing problems at the Black Fox Mine and mill, further toll milling, unexpected changes in business and economic conditions, political or economic instability, significant decreases in gold prices, difficulties or delays in permitting at Black Fox, changes in interest and currency rates, local and community impacts and issues, labor accidents, environmental risks and other factors disclosed under the heading “Risk Factors” in Apollo’s most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission and elsewhere in Apollo’s documents filed from time to time with the Toronto Stock Exchange, The NYSE Amex, The United States Securities and Exchange Commission and other regulatory authorities.  All forward-looking statements included in this news release are based on information available to Apollo on the date hereof.  Apollo assumes no obligation to update any forward-looking statements.